EXHIBIT 2

                            SHARE PURCHASE AGREEMENT


                            dated as of July 13, 2006


                                     Between


                             LORUS THERAPEUTICS INC.


                                       and


                      HIGH TECH BETEILIGUNGEN GMBH & CO. KG





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                                TABLE OF CONTENTS

                                                                                       Page
ARTICLE 1     DEFINITIONS..............................................................1
         1.1  Definitions..............................................................1
         1.2  Interpretation...........................................................7

ARTICLE 2     FILING OF QUALIFICATION PROSPECTUS.......................................8
         2.1  Filing of Qualification Prospectus.......................................8
         2.2  Documents to be Delivered in Connection with Filing......................8
         2.3  Covenants of the Company Concerning Prospectus...........................9

ARTICLE 3     PURCHASE AND SALE........................................................9
         3.1  Closing..................................................................9
         3.2  Deliveries...............................................................9
         3.3  Closing Conditions......................................................10
         3.4  Mutual Conditions.......................................................11

ARTICLE 4     REPRESENTATIONS AND WARRANTIES..........................................11
         4.1  Representations and Warranties of the Company...........................11
         4.2  Representations and Warranties of the Purchaser.........................20

ARTICLE 5     OTHER AGREEMENTS OF THE PARTIES.........................................21
         5.1  Qualification and Registration of the Purchased Shares for Resale.......21
         5.2  Prospectus Disclosure...................................................21
         5.3  Furnishing of Information...............................................21
         5.4  Securities Laws Disclosure; Publicity...................................22
         5.5  Regulation S; Directed Selling Efforts..................................22
         5.6  Use of Proceeds.........................................................22
         5.7  Indemnification.........................................................23
         5.8  Subsequent Equity Sales.................................................24
         5.9  Board Representation....................................................24
         5.10 Officer Share Transactions..............................................25
         5.11 Compliance with Securities Laws.........................................25
         5.12 Ordinary Course of Business.............................................25
         5.13 No Dividends............................................................26

ARTICLE 6     MISCELLANEOUS...........................................................26
         6.1  Fees and Expenses.......................................................26
         6.2  Entire Agreement........................................................26
         6.3  Notices.................................................................26
         6.4  Amendments; Waivers.....................................................26
         6.5  Successors and Assigns..................................................27
         6.6  No Third-Party Beneficiaries............................................27
         6.7  Governing Law...........................................................27
         6.8  Survival................................................................27
         6.9  Execution...............................................................27

                                TABLE OF CONTENTS
                                   (continued)

         6.10 Severability............................................................27
         6.11 Construction............................................................27

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is dated as of July 13, 2006

BETWEEN              LORUS THERAPEUTICS INC., a Canadian corporation (the
                     "Company")

AND HIGH TECH BETEILIGUNGEN GMBH & CO. KG, a German limited partnership, herein represented by CONPHARM ANSTALT, a Liechtenstein corporation (the "Purchaser")

WHEREAS, subject to the terms and conditions set out in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 1.1 for all purposes of this Agreement:

                  "Action" shall have the meaning ascribed to such term in
                  Section 4.1(j).

                  "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the United States Securities Act.

                  "AMEX" means the American Stock Exchange.

                  "AMEX Rules" means collectively, all rules, requirements and policies of the AMEX applicable to the Company, including such as are contained in the Rules of the AMEX and the AMEX Company Guide.

                  "Applicable Laws" means, in relation to any Person, Property, transaction or event, all applicable provisions in effect at the relevant time (or mandatory applicable provisions) of federal, provincial, territorial, state, local or foreign laws, statutes, rules, regulations, directives and orders of all Governmental Authorities, and all judgments, orders, decrees, decisions, rulings or awards of all Governmental Authorities to which the Person in question is a party or by which it is bound or having application to the Person, Property, transaction or event, including the Securities Laws.

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                                      - 2 -

                  "Canada Business Corporations Act" means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be amended from time to time.

                  "Canadian Securities Legislation" has the meaning attributed to such term in NI 14-101 and includes published policies promulgated thereunder from time to time by any of the Canadian Securities Regulatory Authorities and the TSX Company Manual.

                  "Closing" means the closing of the purchase and sale of the Purchased Shares pursuant to Section 3.1.

                  "Closing Date" means the earlier of:

                  (a) the third Trading Day after all conditions precedent to (i) the Purchaser's obligations to pay the Purchase Price, and (ii) the Company's obligations to deliver the Purchased Shares as set out in Section
                           3.3 have been satisfied or waived; and

                  (b)      the Outside Date.

                  "Canadian Securities Regulatory Authorities" has the meaning attributed to such term in NI 14-101.

                  "Common Shares" means the common shares of the Company, and any other class of securities into which such securities may hereafter have been reclassified or changed into.

                  "Common Share Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

                  "Company Counsel" means McCarthy Tetrault LLP and Dorsey & Whitney LLP.

                  "Continuous Disclosure Reports" shall have the meaning ascribed to such term in Section 4.1(h)).

                  "Debentureholder" means The Erin Mills Investment Corporation, the registered holder of the Debentures.

                  "Debentures" means the secured convertible debentures of the Company in the aggregate principal amount of CAN $15,000,000.00 issued to the Debentureholder in equal amounts of $5,000,000 each on each of October 6, 2004, January 15, 2005 and April 15, 2005.

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                                      - 3 -

                  "Disclosure Letter" means the Disclosure Letter of the Company delivered to the Purchaser concurrently herewith and signed by the Company with receipt acknowledged thereon by the Purchaser.

                  "Evaluation Date" shall have the meaning ascribed to such term in Section 4.1(r).

                  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

                  "Exempt Issuance" means the issuance of (a) Common Shares or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose or the Company's Stock Option Plans or such other incentive plans as may be otherwise approved in accordance with the requirements set out in the TSX Company Manual, and (b) Common Shares or Common Share Equivalents pursuant to the terms of the Debentures.

                  "GAAP" shall have the meaning ascribed to such term in Section 4.1(h).

                  "Governmental Authority" means any federal, provincial, territorial, state, local or foreign government or any department, agency, board, tribunal (judicial, quasi-judicial, administrative, quasi-administrative or arbitral) or authority thereof or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining thereto or the operation thereof, including the Canadian Securities Regulatory Authorities, SEC, TSX and AMEX.

                  "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 4.1(o).

                  "knowledge of the Company", "its knowledge", "knowledge" and similar expressions when used in relation to the Company means the knowledge of Jim A. Wright, President and Chief Executive Officer of the Company and Aiping H. Young, Chief Operating Officer of the Company, as applicable, after commercially reasonable enquiry and review with the relevant directors, officers and employees of the Company or its Subsidiaries, as applicable.

                  "Liens" means a lien, prior claim, security interest, hypothec, right of first refusal, pre-emptive right or any other encumbrance, charge or restriction.

                  "Material Adverse Effect" in relation to the Company and its Subsidiaries means any material adverse effect on the Property, business, results of operations, capital or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole; other than any of the following, either alone or in combination: (a) any change affecting economic or financial conditions generally (global, national, or regional, as applicable); (b) any change affecting the Company's or its Subsidiaries' industry as a whole; (c) any change in the Company's share price or trading volume; (d) any failure to meet analysts' or internal earnings estimates, milestones or business plans; (e) any action contemplated by the Debentures or taken at the Purchaser's request; (f) any action required by Applicable Laws; or (g) the results of any clinical trials of any product candidates.

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                                      - 4 -

                  "Material Permits" shall have the meaning ascribed to such term in Section 4.1(m).

                  "MI 52-109" means Multilateral Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings of the Canadian Securities Administrators, as such Instrument may be amended from time to time, or any similar instrument, rule or regulation hereafter adopted by any of the Canadian Securities Regulatory Authorities having substantially the same effect as such instrument.

                  "NI 14-101" means National Instrument 14-101 - Definitions, of the Canadian Securities Administrators, as such instrument may be amended or supplemented from time to time, or any similar instrument, rule or regulation hereafter adopted by any of the Canadian Securities Regulatory Authorities having substantially the same effect as such instrument.

                  "Ontario Securities Laws" has the meaning attributed to the term "Ontario securities law" in section 1.1 of the Securities Act (Ontario).

                  "OSC" means the Ontario Securities Commission.

                  "Outside Date" means:

                  (a) if no Shareholder Approval is required, September 30,
                      2006; and

                  (b) if Shareholder Approval is required, 45 days after the
                      Shareholder Approval is received.

                  "Parties" means the Company and the Purchaser, collectively, and "Party" means either one of them.

                  "Per Share Purchase Price" means CAN $0.36.

                  "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

                  "Preliminary Qualification Prospectus" means a preliminary short form prospectus of the Company, including all material incorporated by reference therein, filed with the OSC and qualifying the distribution of the Purchased Shares to the Purchaser.

                  "Proceeding" means an action, claim, suit, investigation or proceeding (including an investigation or partial proceeding).

                  "Property" means property, real or personal, tangible or intangible, other than Intellectual Property Rights.

                  "Purchase Price" means the aggregate amount to be paid for the Purchased Shares purchased hereunder as specified in Section 3.1.

                  "Purchased Shares" means the Common Shares issued or issuable to the Purchaser pursuant to this Agreement.

                  "Purchaser Counsel" means Fasken Martineau DuMoulin LLP.

                  "Purchaser Nominee" shall have the meaning ascribed to such term in Section 5.9(a).

                  "Purchaser Party" shall have the meaning ascribed to such term in Section 5.7.

                  "Qualification Prospectus" means the (final) short form prospectus, including all material incorporated by reference therein, filed with the OSC and qualifying the Purchased Shares for distribution to the Purchaser.

                  "Receipt" means a receipt issued by any of the Canadian Securities Regulatory Authorities evidencing the receipt of such of the Canadian Securities Regulatory Authorities for a preliminary or (final) prospectus, including any amendment thereto, and includes, where applicable, a decision document issued by such of the Canadian Securities Regulatory Authorities on behalf of itself and, if applicable, one or more Canadian Securities Regulatory Authorities evidencing the receipt of all such Canadian Securities Regulatory Authorities for a preliminary or (final) prospectus, including any amendment thereto, pursuant to National Policy 43-201 - Mutual Reliance Review System for Prospectuses and Annual Information Forms.

                  "Registration Rights Agreement" means that certain registration rights agreement, attached as Schedule 3.3, between the Company and the Purchaser.

                  "Regulation S" means Rules 901 through 905 promulgated by the SEC pursuant to the United States Securities Act, as such Rules may be amended from time to time.

                  "Required Approvals" shall have the meaning ascribed to such term in Section 4.1(e).

                  "Rule 144" means Rule 144 promulgated by the SEC pursuant to the United States Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

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                                      - 6 -

                  "SEC" means the United States Securities and Exchange Commission, or any other federal agency at the time administering the United States Securities Act or the Exchange Act.

                  "Securities Laws" means the Canadian Securities Legislation and the United States Securities Laws.

                  "SEDAR" means the System for Electronic Document Analysis and Retrieval developed by the Canadian Securities Administrators.

                  "Share Purchase Plan" means the Company's share purchase plan.

                  "Shareholder Approval" means such approval (and related disclosure from the Company) as may be required by the TSX Company Manual or the AMEX Rules with respect to the transactions contemplated by this Agreement.

                  "Stock Option Plans" means the Company's 2003 Stock Option Plan or the 1993 Stock Option Plan.

                  "Subsidiary" shall have the meaning ascribed to such term in
                  Section 4.1(a).

                  "Supplementary Material" shall have the meaning ascribed to such term in Section 2.2(c).

                  "Trading Day" means a day on which the Common Shares are traded on a Trading Market.

                  "Trading Market" means the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the AMEX, the New York Stock Exchange, the Nasdaq National Market or the TSX.

                  "Transaction Documents" means this Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder including the confidentiality agreement between the Parties dated March 13, 2006.

                  "TSX" means the Toronto Stock Exchange.

                  "TSX Company Manual" means the Toronto Stock Exchange Company Manual.

                  "United States Securities Act" means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

                  "United States Securities Laws" means the United States Securities Act, the Exchange Act, all applicable state or "blue sky" laws and all rules and regulations promulgated thereunder or otherwise adopted from time to time by the applicable authority having jurisdiction in respect thereof, and the AMEX Rules, as applicable.

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                                      - 7 -

                  "Updated Disclosure Letter" shall have the meaning ascribed to it in Section 3.3(b)(i).

1.2 Interpretation.

             (a) Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

             (b) Articles; Sections. The terms "this Agreement", "hereof", "hereunder" "hereto" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

             (c) Schedules. The Disclosure Letter and other Schedules referred to herein form an integral part of this Agreement. (d) Number; Gender. Words, including defined terms, importing the singular number only shall include the plural and vice versa, and words, including defined terms, importing gender include all genders.

             (e) Extended Meaning. The word "include(s)" means "include(s), without limitation", and the word "including" means "including, but not limited to" or "including, without restricting the generality of the foregoing", as the context requires.

             (f) Reference to Agreements and Enactments. Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

             (g) Dollars or "$". A reference herein to "CAN $", "$" or the word "Dollars", without more, shall be a reference to lawful money of Canada.

                                   ARTICLE 2
                       FILING OF QUALIFICATION PROSPECTUS

2.1 Filing of Qualification Prospectus.

             (a) Filing. The Company shall file the Preliminary Qualification Prospectus with the OSC as soon as practicable after the date of this Agreement and obtain a Receipt issued by the OSC. The Company shall, as soon as practicable after all regulatory deficiencies have been satisfied with respect to the Preliminary Qualification Prospectus file the Qualification Prospectus with the OSC and obtain a Receipt issued by the OSC in respect of the Qualification Prospectus.

             (b) Co-operation. The Company and the Purchaser shall cooperate in the preparation of the filing of the Preliminary Qualification Prospectus and the Qualification Prospectus and shall do all such other acts and things as may be reasonably necessary or desirable in order to file the Preliminary Qualification Prospectus and the Qualification Prospectus as soon as reasonably practicable.

2.2 Documents to be Delivered in Connection with Filing.

             (a) Preliminary Qualification Prospectus. Concurrently with or prior to the filing of the Preliminary Qualification Prospectus, the Company shall deliver to the Purchaser (i) a copy of the Preliminary Qualification Prospectus signed and certified; and (ii) a copy of any other document required to be filed by the Company under the laws of the Province of Ontario in compliance with Ontario Securities Laws.

             (b) Qualification Prospectus. Concurrently with or prior to the filing of the Qualification Prospectus, the Company shall deliver to the Purchaser (i) a copy of the Qualification Prospectus signed and certified; (ii) a copy of any other document required to be filed by the Company under the laws of the Province of Ontario in compliance with the Ontario Securities Laws; and (iii) a copy of the letter from each of the TSX and the AMEX advising the Company that approval of the conditional listing of the Purchased Shares has been granted by the TSX and the AMEX, subject to the satisfaction of certain usual conditions set out therein.

             (c) Supplementary Material. The Company shall deliver to the Purchaser duly signed copies of all amendments or supplements or any other supplemental documents to the Preliminary Qualification Prospectus or the Qualification Prospectus, as the case may be, that the Company prepares or that are required to be prepared by the Company under Ontario Securities Laws (collectively, the "Supplementary Material").

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                                      - 9 -

2.3 Covenants of the Company Concerning Prospectus. The Company covenants to the Purchaser that:

             (a) the Company shall advise the Purchaser, promptly after receiving notice thereof, of the time when the Preliminary Qualification Prospectus, the Qualification Prospectus and any Supplementary Material has been filed and Receipts therefor have been obtained and shall provide evidence reasonably satisfactory to the Purchaser of each such filing and copies of such Receipts; and

             (b) the Company shall cause the Preliminary Qualification Prospectus, the Qualification Prospectus and the Supplementary Material to comply with the requirements of Ontario Securities Laws, to provide full, true and plain disclosure of all material facts relating to the Company and to the Purchased Shares as required by Ontario Securities Laws and to not contain any misrepresentation (as defined in Ontario Securities Laws).

                                   ARTICLE 3
                                PURCHASE AND SALE

3.1 Closing. On the Closing Date, upon the terms and subject to the conditions set out herein, the Company agrees to sell and the Purchaser agrees to purchase 28,800,000 Common Shares, as fully paid and non assessable, in the capital of the Company (the "Purchased Shares") registered in the name of the Purchaser for an aggregate purchase price of CAN$10,368,000 (the "Purchase Price"). The Purchaser shall deliver to the Company via wire transfer in immediately available funds equal to the Purchase Price and the Company shall deliver to the Purchaser its Purchased Shares pursuant to Section 3.2 and the other items set out in Section 3.2 issuable at the Closing. Upon satisfaction of the conditions set out in Section 3.2 and Section 3.3, the Closing shall occur at the offices of Purchaser Counsel, or such other location as the Parties shall mutually agree.

3.2 Deliveries.

             (a) On the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

                  (i) legal opinions of Company Counsel, customary for transactions of this type;

                  (ii) a share certificate or certificates representing the Purchased Shares registered in the name of the Purchaser; and

                  (iii) an Officer's Certificate certifying (A) that the
                        conditions to Closing set out in Sections 3.3(b)(i), 3.3(b)(iv), 3.3(b)(v) and 3.3(b)(vi) are satisfied as of the relevant time, (B) the articles and by-laws of the Company, (C) incumbency particulars, and (D) all resolutions of the board of directors and, if necessary, shareholders approving the transactions contemplated by this Agreement.

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                                      - 10 -

             (b) On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following


                  (i) the Purchase Price by wire transfer of immediately available funds to the account as specified in writing to the Company; and

                  (ii) an Officer's Certificate certifying that the conditions to Closing set out in Sections 3.3(a)(i) and 3.3(a)(ii) are satisfied as of the relevant time.

3.3 Closing Conditions.

             (a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

                  (i) the truth and accuracy in all material respects (with the exception of any representations and warranties qualified by materiality, which shall be true and accurate in all respects) on the Closing Date of the representations and warranties of the Purchaser contained herein;

                  (ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date (including delivery by the Purchaser of the items set out in Section 3.2(b)) shall have been performed; and

                  (iii) the delivery by the Purchaser of the items set out in
                        Section 3.2(b)).

             (b) The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

                  (i) the truth and accuracy in all material respects (with the exception of any representations and warranties qualified by materiality, which shall be true and accurate in all respects) on the Closing Date of the representations and warranties of the Company contained herein (for the avoidance of doubt, if any of the representations and warranties of the Company contained herein refers to a date prior to, or a period of time preceding, the date of this Agreement, such representation and warranty shall remain true and accurate in respect of such reference date or period of time), and the delivery of an updated Disclosure Letter (the "Updated Disclosure Letter") on the Closing Date revised to reflect changes in the operations or condition of the Company and its Subsidiaries between the date of this Agreement and the Closing Date and the representations and warranties in Section 4.1 shall be deemed to have been amended accordingly, provided that if the Updated Disclosure Letter discloses any fact, state of facts, event, circumstances or matter with respect to any representation and warranty that constitutes a Material Adverse Effect, then such representation and warranties shall be and shall be deemed to be not accurate on the Closing Date and the condition provided in this Section 3.3(b)(i) shall not be met or satisfied;

                  (ii) a Receipt shall have been issued by the OSC for the Qualification Prospectus and such Receipt shall be effective;

                  (iii) the execution and delivery by the Parties of the
                        Registration Rights Agreement;

                  (iv) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date (including delivery by the Purchaser of the items set out Section 3.2(a)) shall have been performed;

                  (v) there shall have been no Material Adverse Effect with respect to the Company since the date of this Agreement;

                  (vi) from the date of this Agreement to and including the Closing Date, trading in the Common Shares shall not have been suspended by any of the Canadian Securities Regulatory Authorities, the TSX or the AMEX (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing); and

                  (vii) the delivery by the Company of the items set out in
                        Section 3.2(a).


3.4 Mutual Conditions. The respective obligations of the Company and the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

             (a) the Required Approvals shall have been obtained and be in full force and effect and shall not be subject to any stop-order or proceeding seeking a stop-order or revocation;

             (b) no Action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the sale and purchase of the Purchased Shares contemplated hereby; and

             (c) no provision of any Applicable Laws and no judgment, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the transactions contemplated by this Agreement.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Company. Except as set out under the corresponding section of the Disclosure Letter, which Disclosure Letter shall be deemed a part hereof, the Company hereby represents and warrants to the Purchaser as of the date of this Agreement as follows in this Section 4.1. Any disclosure set forth in a section or subsection of the Disclosure Letter discloses an exception to a representation or warranty made in the correspondingly numbered or otherwise specified section or subsection of this Agreement. Any disclosure made under one section or subsection of the Disclosure Letter shall be deemed to be disclosed under one or more other sections or subsections of the Disclosure Letter to the extent specific reference to the relevant section(s) or subsection(s) of the representations and warranties or covenants of this Agreement is made.

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                                      - 12 -

             (a) Subsidiaries. Each of the direct and indirect subsidiaries of the Company (each, a "Subsidiary") are set out in Section 4.1(a) of the Disclosure Letter. The Company owns, directly or indirectly, all of the issued and outstanding shares or other equity interests in the capital of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares in the capital of each Subsidiary are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights to subscribe for or purchase securities.

             (b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its Property and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or constating documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or Property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and, to the knowledge of the Company, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

             (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders, in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery shall have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, shall constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

             (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Purchased Shares and the consummation by the Company of the other transactions contemplated hereby and thereby do not and shall not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, by-laws or other organizational or constating documents, or (ii), subject to the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the Property of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any Property of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Applicable Laws to which the Company or a Subsidiary is subject, or by which any Property of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

             (e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 5.4, (ii) the filing of the Preliminary Qualification Prospectus and the Qualification Prospectus,
                  (iii) application(s) to the AMEX and the TSX for the listing of the Purchased Shares for trading thereon in the time and manner required hereby and thereby, (iv) Shareholder Approval, if required, (v) any other required filings with one or more of the Canadian Securities Regulatory Authorities, (vi) any other required approvals of any Trading Market, and (vii) any notice to the Debentureholder if required (collectively, the "Required Approvals").

             (f) Issuance of the Purchased Shares. The Purchased Shares, when issued and paid for in accordance with the terms and conditions of the applicable Transaction Documents, shall be duly authorized and validly issued, fully paid and non-assessable, free and clear of all Liens imposed by the Company.

             (g) Capitalization. The capitalization of the Company is as described in the Company's most recent periodic report filed on SEDAR. The Company has not issued any securities other than pursuant to the Debentures, the exercise of employee stock options under the Stock Option Plans and pursuant to the conversion or exercise of outstanding Common Share Equivalents. No Person has any right of first refusal, pre-emptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Purchased Shares, the Stock Option Plans or the Debentures, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Shares, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Common Shares or Common Share Equivalents. The issuance and sale of the Purchased Shares shall not obligate the Company to issue Common Shares or other securities to any Person (other than the Purchaser) and shall not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding Common Shares are validly issued, fully paid and nonassessable, to the knowledge of the Company, have been issued in compliance with all Applicable Laws and, to the knowledge of the Company, none of such outstanding Common Shares was issued in violation of any pre-emptive rights or similar rights to subscribe for or purchase securities. Except for the Required Approvals, no further approval or authorization of any shareholder, the Board of Directors of the Company or others is required for the issuance and sale of the Purchased Shares. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company's authorized capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's shareholders.

             (h) Continuous Reports; Financial Statements. The Company has filed or submitted all reports, financial statements, schedules, forms, statements and other documents required to be filed or submitted by it under the Securities Laws, for the two (2) years preceding the date of this Agreement (or such shorter period as the Company may have been required by the Securities Laws to file or submit such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "Continuous Disclosure Reports") on a timely basis or has received a valid extension of such time of filing or submission and has filed or submitted any such Continuous Disclosure Reports prior to the expiration of any such extension, except where a failure to do so could not have or reasonably be expected to have a Material Adverse Effect. As of their respective dates, the Continuous Disclosure Reports complied with the requirements of the Securities Laws, and none of the Continuous Disclosure Reports, when filed or submitted, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Continuous Disclosure Reports have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

             (i) Material Changes. Since the date of the latest audited financial statements included within the Continuous Disclosure Reports and except as specifically disclosed in the Continuous Disclosure Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and
                  (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made or required to be made pursuant to the Securities Laws, (iii) the Company has not altered its method of accounting except as required by GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other Property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any of its Common Shares and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Stock Option Plans or the Share Purchase Plan. The Company does not have pending before any of the Canadian Securities Regulatory Authorities any confidential material change report.

             (j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened or contemplated (including by any of the Canadian Securities Regulatory Authorities) against or affecting the Company, any Subsidiary or any of their respective Property or, to the knowledge of the Company, any current officer or director or former officer or director of the Company before or by any Governmental Authority (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Purchased Shares or
                  (ii) could, if there were an unfavourable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is the subject of any Action involving a claim of violation of or liability under the Applicable Laws or a claim of breach of fiduciary duty. No stop order or other order suspending the trading in securities of the Company is outstanding.

             (k) Labour Relations. No labour dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

             (l) Compliance. To the knowledge of the Company, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its Property is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any Governmental Authority, or (iii) is or has been in violation of any Applicable Law, except in each case as could not have a Material Adverse Effect.

             (m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct their respective businesses as described in the Continuous Disclosure Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

             (n) Title to Property. The Company and the Subsidiaries do not own real property. Subject to the provisions of Section 4.1(o), the Company and the Subsidiaries have good and marketable title in all personal property (tangible or intangible) owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, provincial, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property (including facilities) held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as would not have a Material Adverse Effect.

             (o) Intellectual Property. The Company and the Subsidiaries have title to, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use (as determined by the Company, acting commercially reasonably) in connection with their respective businesses as currently conducted and anticipated to be conducted, as described in the Continuous Disclosure Reports and except where the failure to so have could have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company: (i) all such Intellectual Property Rights are enforceable, and (ii) there is no existing infringement by another Person of any of the Intellectual Property Rights.

             (p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it shall not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

             (q) Transactions With Affiliates and Employees. Except as set out in the Continuous Disclosure Reports, none of the current officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for leasing, rental or licensing to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including the Share Purchase Plan and stock option agreements under the Stock Option Plans.

             (r) Securities Laws; Internal Accounting Controls. The Company is in material compliance with all provisions of the Securities Laws which are applicable to it. The Company and the Subsidiaries maintain a system of internal accounting controls as required by MI 52-109. The Company has established disclosure controls and procedures as required by MI 52-109 for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's most recently filed periodic report under the Securities Laws, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Securities Laws (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Securities Laws the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date to the extent required by MI 52-109. Since the Evaluation Date, except as disclosed in the Continuous Disclosure Reports, there have been no significant changes in the Company's internal disclosure controls and procedures or its internal control over financial reporting (as such terms are defined in Section 1.1 of MI 52-109) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal disclosure controls and procedures or its internal control over financial reporting. To the extent any requirements applicable to the Company under the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC pursuant to such Act, differ from the foregoing, the Company is in compliance with all such requirements, except as would not have a Material Adverse Effect.

             (s) Certain Fees. No brokerage or finder's fees or commissions are or shall be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

             (t) Private Offering and Sale. Assuming the accuracy of the Purchaser's representations and warranties set out in Section 4.2, no registration under the United States Securities Act is required for the offer and sale of the Purchased Shares by the Company to the Purchaser as contemplated hereby.

             (u) Investment Company. The Company is not, and immediately after consummation of the transactions contemplated by the Transaction Documents, shall not be, registered or required to be registered as an "investment company" under the U.S. Investment Company Act of 1940, as amended.

             (v) Listing and Maintenance Requirements. The Common Shares are listed on the TSX and the AMEX, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the listing of the Common Shares on the TSX or the AMEX nor has the Company received any notification that the TSX or the AMEX is contemplating terminating such listing. The Company has not, in the 12 months preceding the date of this Agreement, received notice from any Trading Market on which the Common Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market, except as would not have a Material Adverse Effect. The Company is, and has no reason to believe that it shall not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements of the TSX and the AMEX.

             (w) Disclosure. The Disclosure Letter to this Agreement and the representations and warranties made herein are true and correct with respect to the statements made therein and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             (x) Solvency. The Continuous Disclosure Reports set out as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of CAN $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except obligations in respect of indemnification, guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of CAN $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness, except as would not have a Material Adverse Effect. Based on the current understanding of the Company of funding alternatives available to it, as well as its ability to make operational decisions to control its "burn rate" as needed, the Company does not expect to become insolvent within the 12-month period commencing from the date of this Agreement. The Company shall not pursue any equity financing from the date of this Agreement until the earlier of the Closing Date and September 30, 2006.

             (y) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, provincial, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

             (z) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of Applicable Laws, or (iv) violated in any respect any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

             (aa) Accountants. The Company's accountants are set out on Section
                  4.1(aa) of the Disclosure Letter. To the knowledge of the Company, such accountants are independent accountants as may be required by the Canada Business Corporations Act and the Securities Laws.

             (bb) Regulation S; Directed Selling Efforts. (i) None of the
                  Company, its Subsidiaries or any persons acting on its or their behalf has engaged in any directed selling effort (within the meaning of Regulation S) with respect to the Purchased Shares; (ii) none of the Company, its Subsidiaries or any Person acting on its or their behalf has offered to sell any of the Purchased Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D of the United States Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the United States Securities Act; and (iii) it is a "foreign issuer" within the meaning of Regulation S and reasonably believes that there is no "substantial U.S. market interest" in the Purchased Shares of the Corporation (as such term is defined under Regulation S).

             (cc) Reporting Issuer Status. The Company is a "reporting issuer"
                  (or equivalent concept thereof) in each province of Canada that has the concept. The Company is eligible at the date of this Agreement (i) to file a prospectus in Canada in the form of a short form prospectus pursuant to NI 44-101 and (ii) to file under the United States Securities Act a registration statement on Form F-3 for purposes of registering securities to be offered and sold for the account of any person other than the issuer, and the Company, in each case, is not engaged in or contemplating any act or transaction or series of acts or transactions the consummation of which would result in the Company ceasing to be eligible to file such a short form prospectus or Form F-3. The Company is a "foreign private issuer" under United States Securities Laws.

4.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date of this Agreement as follows:

             (a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, shall constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by Applicable Laws.

             (b) No Conflicts. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser shall result in a violation of: (i) any of the provisions of the constating documents or by-laws of the Purchaser; (ii) any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or (iii) any Applicable Laws.

             (c) No Common Shares. The Purchaser does not own, beneficially or otherwise, any Common Shares or Common Share Equivalents.

             (d) Experience of Purchaser. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

             (e) General Solicitation. The Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Company published in any newspaper, magazine or similar media, including the internet, or broadcast over television or radio or presented at any seminar or meeting whose attendees had been invited by general solicitation or general advertising.

             (f) United States Securities Laws. The Purchaser acknowledges that it was not offered the Purchased Shares in the United States (as defined in the United States Securities Act), did not execute this Agreement in the United States and was not in the United States at the time the buy order for the Purchased Shares was made.

                                   ARTICLE 5
                         OTHER AGREEMENTS OF THE PARTIES

5.1 Qualification and Registration of the Purchased Shares for Resale. The rights and obligations of each of the Company and the Purchaser, and other terms and conditions relating to the registration of the resale of the Purchased Shares for resale in the United States and the qualification of the resale of the Purchased Shares for resale in Canada are set out in the Registration Rights Agreement.

5.2 Prospectus Disclosure. At the respective times of filing and at all times subsequent to the filing thereof during the distribution, the Preliminary Qualification Prospectus, the Qualification Prospectus and any Supplementary Material shall comply with the requirements of Ontario Securities Laws, and the Preliminary Qualification Prospectus and the Qualification Prospectus shall provide full, true and plain disclosure of all material facts relating to the Company, and to the Purchased Shares as required by Ontario Securities Laws and the Preliminary Qualification Prospectus and the Qualification Prospectus shall not contain any misrepresentation.

5.3 Furnishing of Information. As long as the Purchaser owns Purchased Shares, the Company covenants to timely file or submit (or obtain extensions in respect thereof and file or submit within the applicable grace period) all reports required to be filed or submitted by the Company after the date of this Agreement pursuant to Securities Laws, when applicable except where a failure to so timely file or submit could not have or reasonably be expected to have a Material Adverse Effect. As long as the Purchaser owns Purchased Shares, if the Company is not required to file reports pursuant to the Exchange Act, it shall prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Purchased Shares under Rule 144. The Company further covenants that it shall take such further action as the Purchaser may request acting commercially reasonably, all to the extent required from time to time to enable such Person to sell such Purchased Shares without registration under the United States Securities Act in accordance with the exemptions provided by Rule 144.

5.4 Securities Laws Disclosure; Publicity. The Company shall issue a press release, file a material change report and, if applicable, submit a Current Report on Form 6-K pursuant to Securities Laws and within the timeframes set out in the Securities Laws, reasonably acceptable to the Purchaser disclosing the material terms of the transactions contemplated hereby or such other information as may be required by applicable Securities Laws, and shall attach and/or file or submit those Transaction Documents required to be filed or submitted with any such filings or submissions by the applicable Securities Laws or required to be filed on SEDAR. The Company and the Purchaser shall consult with each other in issuing such press release, submitting any such Form 6-K and filing such Transaction Documents on SEDAR as required by Securities Laws, and any other press releases with respect to the transactions contemplated by the Transaction Documents. Neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement or publicly disclose (collectively, a "Public Disclosure") without the prior consent of the Company, with respect to any Public Disclosure of the Purchaser, or without the prior consent of the Purchaser, with respect to any Public Disclosure of the Company, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, in the event that the Company or the Purchaser is required by Applicable Laws or, in the case of the Company the requirements of any Trading Market on which its Common Shares are listed, to publicly disclose information regarding the transactions contemplated by the Transaction Documents (a "Required Disclosure") and it is not then reasonably possible to delay such Required Disclosure until such time as such Party shall have notified, consulted with and obtained the consent of the other Party to such Required Disclosure as required by this
Section 5.4, then any such Required Disclosure made without prior notice to, consultation with or obtaining the consent of the Purchaser shall not be deemed a breach of the disclosing Party's obligations under this Section 5.4.


5.5 Regulation S; Directed Selling Efforts. (i) None of the Company, its Subsidiaries or any persons acting on its or their behalf shall engage in any directed selling effort (within the meaning of Regulation S) with respect to the Purchased Shares; (ii) to the extent that the Company engages in a sale of the Purchased Shares, or other securities substantially similar to the Purchased Shares, outside of the United States, it shall comply with the requirements for an "offshore transaction", as such term is defined in Regulation S; (iii) none of the Company, its Subsidiaries or any Person acting on its or their behalf shall offer to sell any of the Purchased Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D of the United States Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the United States Securities Act; and (iv) the Company shall notify its transfer agent as soon as practicable upon it becoming a "domestic issuer", as defined in Regulation S.


5.6 Use of Proceeds. The Company shall use the net proceeds from the sale of the Purchased Shares hereunder for the purposes and in the amounts specified in
Section 5.6 of the Disclosure Letter for so long as such purposes are scientifically and economically feasible, as determined by management of the Company and its board of directors, and not for the satisfaction of any portion of the Debentures or any debt (other than debt which may be incurred in implementing the purposes specified in Section 5.6 of the Disclosure Letter) or to redeem any Common Shares or Common Share Equivalents or to settle any outstanding litigation.

5.7 Indemnification.

             (a) Indemnification of Purchaser. Subject to the provisions of this Section 5.7(a), the Company shall indemnify and hold the Purchaser and its directors, officers, partners and employees (each, a "Purchaser Party") harmless from any and all claims, legal procedures, obligations, liabilities, contingencies, damages, losses, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser, by any shareholder of the Company, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Purchaser's representations, warranties or covenants under the Transaction Documents or any relevant and material agreements or understandings the Purchaser may have with any such shareholder or any material violations by the Purchaser of Securities Laws or any conduct by the Purchaser which constitutes fraud, gross negligence or wilful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defence thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defence and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party. The Company shall not be liable to any Purchaser Party under this Agreement for any settlement by a Purchaser Party effected without the Company's prior written consent, which shall not be unreasonably withheld or delayed. For avoidance of doubt, the Company's obligations and the Purchaser's rights under
                  Section 5.7(a) are in addition to any such obligations and rights imposed or provided in the Registration Rights Agreement relating to the registration of Purchased Shares.

             (b) Limitation. To the extent permitted by Applicable Laws, the liability of the Company under Section 5.7(a) shall be limited to the Purchase Price.

5.8 Subsequent Equity Sales. Neither the Company nor any Subsidiary shall, until July 31, 2007, issue Common Shares or Common Share Equivalents at a price per share that is less than the Per Share Purchase Price, except for Exempt Issuances.

5.9 Board Representation.

             (a) Commencing with the first of the annual, special or extraordinary meetings of shareholders of the Company the record date for which next follows the Closing Date, and at each annual meeting of shareholders of the Company thereafter, the Purchaser shall be entitled to present to the Board of Directors or the nominating committee thereof one nominee (each such person, or replacement designated by the Purchaser, a "Purchaser Nominee") for election to the Board of Directors at each such meeting of shareholders of the Company. In the event of the death, disability, resignation or removal of a Purchaser Nominee, or the failure of a Purchaser Nominee to qualify to act as a director pursuant to Section 5.9(e), the Purchaser shall designate a replacement for such director, which replacement the Company shall cause to be nominated for election to the Board of Directors at the annual, special or extraordinary meeting of shareholders of the Company the record date for which next follows the date on which such director ceased to be a director as a result of his or her death, disability, resignation or removal from the Board of Directors.

             (b) The Company shall cause each Purchaser Nominee designated for election to the Board of Directors pursuant to Section 5.9(a) to be included in the slate of nominees recommended by the Board of Directors to the shareholders of the Company for election as directors at the relevant meeting of the shareholders, and shall use its commercially reasonable efforts to cause the election of each such Purchaser Nominee, including soliciting proxies in favour of the election of such person.

             (c) Notwithstanding the foregoing provisions of this Section 5.9, the Purchaser shall not be entitled to designate a Purchaser Nominee for election to the Board of Directors as of the first date on which the Purchaser no longer owns any Purchased Shares of the Company. In the event that the Purchaser shall no longer be entitled to designate Purchaser Nominees for election to the Board of Directors pursuant to this Section 5.9(c), the Purchaser shall cause any Purchaser Nominee then serving as a director to resign from the Board of Directors no later than the thirtieth (30th) day after the first day on which the Purchaser no longer owns any Purchased Shares of the Company.

             (d) If at any time that the Purchaser is entitled to designate a Purchaser Nominee for election to the Board of Directors no Purchaser Nominee shall then be elected and serving as a director on the Board of Directors, then until such time as a Purchaser Nominee shall be elected to serve as a director the Purchaser shall be entitled to designate one person (each such person, a "Board Observer") who shall be permitted to attend all regular and special meetings of the Board of Directors. Each Board Observer shall enter into the Company's standard form confidentiality agreement prior to acting as a Board Observer. The Company shall (i) notify each Board Observer of any such meeting no later than the time at which it notifies any member of the Board of Directors of such meeting and (ii) provide to such Board Observer copies of all written or other materials delivered to other members of the Board of Directors.

             (e) The Purchaser Nominee shall, at all times, be qualified and eligible to act as a director pursuant to the requirements of the Canada Business Corporations Act and the Securities Laws, as applicable.

5.10 Officer Share Transactions. The Company shall use its commercially reasonable efforts to cause each of the Company's Chief Executive Officer and President, Chief Operating Officer, Director of Business Development, and Director of Finance to enter into an agreement on the Closing Date, which provides that he or she shall not, directly or indirectly, without the prior consent of the Purchaser, (i) offer, sell, contract to sell, secure, pledge, grant or sell any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, or announce any intention to do so, any securities of the Company, or (ii) make any short sale, engage in any hedging transaction, or enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of Common Shares (each, an "Officer Disposition"), for a period of 30 days following the Closing Date, and for the 30 days immediately following such initial 30 day period, the aggregate Officer Dispositions of any of such Scheduled Officer shall not exceed 50% of the aggregate number of Common Shares held by such Scheduled Officer on the Closing Date. Each such agreement with such Scheduled Officers may contain customary exceptions to such restrictions, which exceptions shall be reasonably acceptable to the Purchaser.

5.11 Compliance with Securities Laws. The Purchaser shall comply with all applicable Securities Laws in connection with any resale of the Purchased Shares.

5.12 Ordinary Course of Business. The Company shall exercise commercially reasonable efforts to ensure that, until the Closing Date its operations and business are conducted only in the ordinary course, substantially in the same manner as currently conducted, including in such manner that:

             (a) it shall not incur any indebtedness or obligation except in the ordinary course of business, and in a manner consistent with, past practices;

             (b) it shall not dispose of its Property (in whole or in part as may otherwise constitute a "bulk sale"), except in the ordinary course of business, and in a manner consistent with past practices;

             (c) it shall not dispose of or lose any of its title to or right to use any of the Intellectual Property Rights, except in the ordinary course of business, and in a manner consistent with past practices;

             (d)  it shall maintain in force all policies of insurance; and

             (e) it shall not enter or agree to enter into any transaction that may result in a Material Adverse Effect.

The Company shall promptly notify the Purchaser of the occurrence or existence of any event or circumstance on or prior to the Closing Date by reason of which the Company has ceased to conduct its operations and business in the ordinary course as currently conducted or by reason of which the representations and warranties made by the Company herein have ceased to be true and correct in any material respect (or, in the case of representations and warranties qualified by materiality, in any respect).

5.13 No Dividends. From the date of this Agreement until the Closing Date, the Company shall not declare, pay or set aside for payment any dividend (including a dividend in specie or in kind) or other distribution to holders of any of its shares (including by way of return of capital).

                                   ARTICLE 6
                                  MISCELLANEOUS

6.1 Fees and Expenses. The Company shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and of Purchaser Counsel incident to the negotiation, preparation, execution and delivery of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Purchased Shares. The fees and expenses that the Company is obligated to pay pursuant to this
Section 6.1 shall be in addition to all such fees and expenses the Company is obligated to pay pursuant to the terms of any other Transaction Document.

6.2 Entire Agreement. The Transaction Documents, together with the schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, including, without limitation the non-binding term sheet between the Parties dated as of June 13, 2006.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or via internet at the facsimile number or internet address respectively set out on the signature pages attached hereto prior to 5:30 p.m. (Toronto time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or via internet at the facsimile number or internet address respectively set out on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Toronto time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by an internationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as set out on the signature pages attached hereto.

6.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party.

6.6 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set out in Section 5.7.

6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

6.8 Survival. The representations and warranties contained herein shall survive the Closing for a period of two years thereafter, except in the case of fraud and except that the representations and warranties set out in Sections 4.1(f) and 4.1(y) shall survive for the limitation period applicable to the respective subject matter thereof.

6.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties shall attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.11 Construction. The Parties confirm that each of them together with the Company Counsel and Purchaser Counsel, as applicable, has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the provisions of this Agreement express the Parties' mutual intent and the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto and no rule of strict construction shall be applied against either Party.


                            (Signature Pages Follow)

                  IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated on the first page hereof.

                            LORUS THERAPEUTICS INC.


                            Per:      /s/ Jim Wright
                                      ------------------------------------------
                            Name:     Jim Wright
                            Title:    Chief Executive Officer

                            Per:      /s/ Aiping H. Young
                                      ------------------------------------------
                            Name:     Aiping H. Young
                            Title:    Chief Operating Officer

                            Address for Notice:
                            2 Meridian Road
                            Toronto, Ontario
                            M9W 4Z7

                            Attention:        Jim Wright, CEO
                            Telephone:        +(416) 798-1200 Ext. 340
                            Telecopy:         +(416) 798-2200
                            E-mail:           jawright@lorusthera.com

                            and

                            Attention:        Aiping H. Young, COO
                            Telephone:        +(416) 798-1200 Ext. 379
                            Telecopy:         +(416) 798-2200
                            E-mail:           ahyoung@lorusthera.com

                            HIGHTECH BETEILIGUNGEN GMBH & CO. KG represented by CONPHARM ANSTALT


                            Per:      /s/ Georg Ludwig
                                      ------------------------------------------
                            Name:     Georg Ludwig
                            Title:    Managing Director

                            Address for Notice:
                            ConPharm Anstalt
                            Grossfeld 10
                            FL 9492 Eschen
                            Principality of Liechtenstein
                            Attention:        Georg Ludwig, Managing Director
                            Telephone:        +423 79 17 066
                            Telecopy:         +423 373 0423
                            E-mail:           gludwig@hightech-pe.com

                            With copy to:
                            HighTech Beteiligungen GmbH & Co. KG
                            Steinstrasse 20
                            D 40212 Dusseldorf
                            Germany
                            Attention:        Georg Ludwig, Managing Partner
                            Telephone:        +49 211 86 289 460
                            Telecopy:         +49 211 86 289 465
                            E-mail:           gludwig@hightech-pe.com